Exhibit 5.1

June 17, 2022

F45 Training Holdings Inc. 3601 South Congress Avenue, Building E Austin, Texas 78704

Re:	F45 Training Holdings Inc.

Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (as it may be amended from time to time, the “Registration Statement”), of F45 Training Holdings Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale from time to time by the selling stockholders named in the Registration Statement of (a) up to 346,192 shares of the Company’s common stock (the “Common Stock”), par value $0.00005 per share (the “Shares”), and (b) up to 18,511,127 shares (the “Warrant Shares”) issuable (i) upon the exercise of the warrants (the “Warrants”) issued pursuant to that certain warrant purchase agreement of the Company dated as of May 13, 2022 (the “Warrant Agreement”) or (ii) pursuant to a put option in the Warrants.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificates, the Warrant Agreement and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (a) the Warrant Shares, when issued in accordance with the terms of the Warrant Agreement against payment of the exercise price therefor, as applicable, as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable, and (b) the Shares are validly issued, fully paid and non-assessable.

F45 Training Holdings Inc.

June 17, 2022

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP